Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectus/Proxy Statement (the "Prospectus/Proxy") and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the "Registration Statement") of Evergreen Municipal Trust of our report dated July 8, 1997, relating to the financial statements and financial highlights of Evergreen High Grade Tax Free Fund (the "Fund") appearing in the Fund's May 31, 1997 Annual Report to Shareholders, which is also incorporated by reference into the Registration Statement.

We also consent to the reference to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy and to the reference to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information, both dated September 3, 1997, for Evergreen High Grade Tax Free Fund, which are also incorporated by reference into the Prospectus/Proxy.



Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York  10036
January 5, 1998

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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Evergreen Municipal Trust on Form N-14 of our report on Blanchard Flexible Tax-Free Bond Fund dated November 7, 1997, appearing in the Annual Report of The Blanchard Funds for the year ended September 30, 1997, and to the reference to us under the heading "Financial Statements and Experts" in the Prospectus\Proxy Statement, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP


Pittsburgh, Pennsylvania
January 5, 1998


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